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QUARTERLY REPORT
FOR THE PERIOD ENDED
SEPTEMBER 30, 1995

FELLOW PARTNERS:

The overall decline in revenues and higher expenses at the properties owned throughout 1995 resulted in lower net income from their operations for both the three and nine months relative to last year. As indicated in the statement of operations on page 5, these properties had net income of $778,000 for the first nine months of 1995, and the equivalent 1994 number was $982,000. The net income amounts shown for the three-month periods are from comparable properties.
     While the leased status of the portfolio on September 30 was up modestly over the June 30 level, the average for the three and nine months ended September 30, 1995, was down significantly from last year. Fairchild Corporate Center and Tierrasanta, in particular, experienced declines in rental income for the nine-month period while income from Kent Sea Park and Burnham improved. Reserves for bad debts continued to be the driving force behind the higher expenses. Tenants with financial difficulties were most pronounced at Goshen Plaza, your shopping center in Gaithersburg, Maryland, and added to the credit problems at Tierrasanta, Westbrook Commons, and Kent Sea Park discussed in earlier reports this year.
     The absence of Metropolitan (which was sold in June 1994) depressed rental revenues for the nine months and interest income in both periods relative to last year. Metropolitan made a positive contribution of $157,000 to net income from operations in the first nine months of 1994 but nothing to that period this year. In addition, the sale proceeds were held until November 1994, so the Fund earned interest on a much higher cash balance in the third quarter last year. The absence of these proceeds this year is the major reason cash, as shown in the statements on page 6, was so much lower than in 1994. The decrease in cash provided by operating activities coupled with the increased spending on renovations at Westbrook and Fairchild also depleted cash.
     We continue to be disappointed with operations at Goshen Plaza and Tierrasanta, which currently have 25% vacancy rates. We saw the leased status at Fairchild move up in the third quarter and believe the improvements we have made to the property are making it more attractive to potential tenants. As the Advisor's Report indicates, we could experience a near-term dip in the leased rate, but we do have prospects for part of the vacant space. We hope to report on more positive developments at some of your properties next quarter.

          Sincerely,




          James S. Riepe
          Chairman

November 10, 1995

                   INVESTMENT ADVISOR'S REPORT

Having reviewed the state of the industrial and retail real estate sectors the last two quarters, we wanted to share with you our view of the office market this quarter. The office sector was the one most severely impacted by the excesses of the '80s and early '90s. Construction during this period exceeded demand, and vacancy rates peaked at approximately 20% in 1991. The weakened market conditions were exacerbated by the recession when many office tenants either limited their previously planned expansions or reduced their space requirements. As a result, building owners aggressively sought tenants by offering financial incentives. Effective rental rates tumbled, and tenants

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were able to upgrade to Class A buildings and still reduce their occupancy costs. The sole redeeming factor during the early '90s was that speculative construction came to a halt.
     With multi-tenant vacancy rates currently around 15%, the office market remains oversupplied. There are, however, several bright spots. First, construction starts are at one percent of the peak levels achieved in the '80s, and permit data indicate they will remain far below historical averages for the next several years. Second, net absorption in 1994 was at the highest level in five years, and employment growth in 1994 bodes well for further gains in absorption this year and next. Third, most markets are beginning to recover, although Southern California still lags the rest of the country.
     Despite an overall upturn, there is sufficient instability in the operating environment to keep many institutional owners from pursuing the purchase of office buildings. Many current buyers are entrepreneurs like Carter-Crowley in Dallas and Miller-Anschutz in Denver who are seeking short-term gains and high returns. However, as the markets become more stable and occupancy levels rise, institutional buyers should return to the market, driving up values.
     Our goal is to have the Fund's office properties positioned for sale when this occurs.
     The two office properties in the Fund- Tierrasanta and Fairchild-are in suburban markets, which are recovering, as a general rule, more quickly than central business districts. This group represents 35% of the total square footage in the portfolio and 19% of revenues for the quarter ended September 30, 1995. Fairchild Corporate Center is a multi-story building with only office and some storage space available. Tierrasanta, on the other hand, also has areas which can be used for distribution, light manufacturing, research and development, and/or warehousing. However, these properties are heavily influenced by developments in the office market and are therefore classified as "Office/Service" in our listing of real estate holdings in each annual report.
     We will continue to monitor the real estate and capital markets to determine the strategic time to sell each of your properties, including those in the office sector.

Property Highlights

With the exception of Goshen Plaza, every property's occupancy either improved or remained the same during the quarter.
     The most notable improvement in leased status occurred at Fairchild Corporate Center where two new tenants signed leases representing 13% of the property. These gains were partially offset by the loss of one tenant due to financial problems and the early termination of another tenant to accommodate a larger new tenant. As a result, overall occupancy rose seven percentage points. The anticipated loss of two tenants within the next six months lowered the leased rate by 14 percentage points, but we could have already begun aggressively marketing these two spaces and have a number of prospects for some of the already vacant areas.

Real Estate Investments
________________________________________________________________
                      Gross         % Leased
                    Leasable    _________________
                      Area       Prior    Current
Property            (Sq. Ft.)   Quarter   Quarter
________            _________   _______   _______

Tierrasanta          104,200       75%       75%
Goshen Plaza          45,500       81        75
Westbrook
   Commons           121,600       97        99
Burnham Building      71,200      100       100
Kent Sea Park        138,200       92        92
Fairchild Corporate
   Center            104,800       73        80
                    ________    _____     _____
Fund Total           585,500       87%       88%

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     At Goshen Plaza, we unfortunately lost a tenant who declared bankruptcy.
Thus, even though a new and a renewal lease were signed, occupancy declined by six percentage points. We continue to aggressively market the vacant space and, based on current interest, hope to find at least one replacement tenant by year-end.

Office Highlights

The Southern California markets in which the Fund's two properties are located have begun to improve, albeit at a slightly slower pace than most of the rest of the country. The Irvine submarket in which Fairchild competes has improved its occupancy slightly since this time last year, as rental rates have risen between 8% and 14%. Tierrasanta competes in the San Diego submarket, where occupancy has improved from 80% to 86% and rental rates have risen substantially. We have several prospects for the vacant space at this property as well as the probable renewal of a tenant representing 11% of the square footage.

Outlook

We continue to be optimistic about the future cash flows and occupancy levels for Fund IV, principally for two reasons. First, although occupancy is modestly lower than at year-end 1994, we have identified prospective tenants to fill several vacancies. Second, and of even greater importance, leases are, as a general rule, being signed at higher rates than we have experienced over the past couple of years.

LaSalle Advisors
November 10, 1995

              CONDENSED CONSOLIDATED BALANCE SHEETS
                    Unaudited (In thousands)

                             September 30,  December 31,
                                 1995           1994
                             ____________   ____________
Assets
Investments in Real Estate, at Cost
 Land. . . . . . . . . . . . .  $  8,502      $   8,502
 Buildings and Improvements. .    18,098         17,771
                                ________       ________
                                  26,600         26,273
 Less: Accumulated Depreciation
 and Amortization. . . . . . .    (3,696)        (3,171)
                                ________       ________
                                  22,904         23,102
Cash and Cash Equivalents. . .     2,027          2,327
Accounts Receivable (less allowances
of $265 and $123). . . . . . .       580            622
Other Assets . . . . . . . . .       218            155
                                ________       ________
                                $ 25,729      $  26,206
                                ________       ________
                                ________       ________












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Liabilities and Partners' Capital
Security Deposits and
 Prepaid Rents . . . . . . . .  $    217      $     197
Accrued Real Estate Taxes. . .       487            326
Accounts Payable and Other
 Accrued Expenses. . . . . . .       215            320
Minority Interest. . . . . . .       688            688
                                ________       ________
Total Liabilities. . . . . . .     1,607          1,531
Partners' Capital. . . . . . .    24,122         24,675
                                ________       ________
                                $ 25,729      $  26,206
                                ________       ________
                                ________       ________

      CONDENSED CONSOLIDATED STATEMENT OF PARTNERS' CAPITAL
                    Unaudited (In thousands)

                                   General  Limited
                                   Partner Partners   Total
                                  ________ ________ ________

Balance, December 31, 1994 . . .   $  (58)  $24,733  $24,675
Net Income . . . . . . . . . . .        8      770       778
Reinvestments in Units . . . . .        -      840       840
Redemptions of Units . . . . . .        -     (228)     (228)
Cash Distributions . . . . . . .      (20)  (1,923)   (1,943)
                                 ________ ________  ________
Balance, September 30, 1995. . .   $  (70)  $24,192  $24,122
                                 ________ ________  ________
                                 ________ ________  ________

The accompanying notes are an integral part of the condensed consolidated financial statements.

         CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
        Unaudited (In thousands except per-unit amounts)

                          Three Months EndedNine Months Ended
                             September 30,    September 30,
                           1995       1994   1995       1994
                           ____       ____   ____       ____

Revenues
Rental Income. . . . . .  $  888     $ 927   $2,651   $3,039
Interest and Other
  Income . . . . . . . .      22        75       69      106
                         _______   _______  _______  _______
                             910     1,002    2,720    3,145
                         _______   _______  _______  _______
Expenses
Property Operating
Expenses . . . . . . . .     243       184      626      569
Real Estate Taxes. . . .     138       164      421      501
Depreciation and
Amortization . . . . . .     211       182      573      587
Management Fee to
General Partner. . . . .      36        44      108      147
Partnership Management
Expenses . . . . . . . .      62        72      214      201
                         _______   _______  _______  _______
                             690       646    1,942    2,005
                         _______   _______  _______  _______
Net Income from Operations
before Real Estate Sold.     220       356      778    1,140

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Gain on Real Estate
  Sold . . . . . . . . .       -         -        -      577
                         _______   _______  _______  _______
Net Income . . . . . . .  $  220     $ 356   $  778   $1,717
                         _______   _______  _______   _______
                         _______   _______  _______  _______
Activity per Limited
  Partnership Unit
Net Income . . . . . . .  $ 0.28     $0.47   $ 1.01   $ 2.28
                         _______   _______  _______  _______
                         _______   _______  _______  _______
Cash Distributions Declared
  from Operations. . . .  $ 0.47     $0.60   $ 1.41   $ 1.80
  from Sale Proceeds . .       -      7.85        -     7.85
                         _______   _______  _______  _______
Total Distributions
  Declared . . . . . . .  $ 0.47     $8.45   $ 1.41   $ 9.65
                         _______   _______  _______  _______
                         _______   _______  _______  _______
Weighted Average Number of
  Units Outstanding. . . 768,999   745,847  764,673  746,333
                         _______   _______  _______  _______
                         _______   _______  _______  _______

The accompanying notes are an integral part of the condensed consolidated financial statements.

         CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                    Unaudited (In thousands)

                                     Nine Months Ended
                                       September 30,
                                     1995        1994
                                  ___________ ___________
Cash Flows from Operating Activities
Net Income . . . . . . . . . . . . $     778    $  1,717
Adjustments to Reconcile Net Income to Net
  Cash Provided by Operating Activities
  Depreciation and Amortization. .       573         587
  Gain on Real Estate Sold . . . .         -        (577)
  Change in Accounts Receivable,
  Net of Allowances. . . . . . . .        42        (143)
  Increase in Other Assets . . . .       (63)        (25)
  Increase in Security Deposits and
  Prepaid Rents. . . . . . . . . .        20          14
  Increase in Accrued Real Estate Taxes  161           1
  Change in Accounts Payable and Other
  Accrued Expenses . . . . . . . .      (105)         10
                                    ________    ________
Net Cash Provided by
  Operating Activities . . . . . .     1,406       1,584
                                    ________    ________
Cash Flows from Investing Activities
Proceeds from Property
  Disposition. . . . . . . . . . .         -       5,870
Investments in Real Estate . . . .      (375)       (236)
                                    ________    ________
Net Cash Provided by (Used in)
Investing Activities . . . . . . .      (375)      5,634
                                    ________    ________
Cash Flows from Financing Activities
Cash Distributions . . . . . . . .    (1,943)     (1,395)
Reinvestments in Units . . . . . .       840         591
Redemptions of Units . . . . . . .      (228)       (542)
                                    ________    ________
Net Cash Used in

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Financing Activities . . . . . . .    (1,331)     (1,346)
                                    ________    ________
Cash and Cash Equivalents
Net Increase (Decrease)
during Period. . . . . . . . . . .      (300)      5,872
At Beginning of Year . . . . . . .     2,327       2,333
                                    ________    ________
At End of Period . . . . . . . . . $   2,027    $  8,205
                                    ________    ________
                                    ________    ________

The accompanying notes are an integral part of the condensed consolidated financial statements.

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                            Unaudited

The unaudited interim condensed consolidated financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. All such adjustments are of a normal, recurring nature.
     The unaudited interim financial information contained in the accompanying condensed consolidated financial statements should be read in conjunction with the consolidated financial statements contained in the 1994 Annual Report to Partners.

NOTE 1 - TRANSACTIONS WITH RELATED PARTIES AND OTHER

As compensation for services rendered in managing the affairs of the Partnership, the General Partner earns a partnership management fee equal to 9% of net operating proceeds. The General Partner earned a partnership management fee of $108,000 during the first nine months of 1995. In addition, the General Partner's share of cash available for distribution from operations totaled $11,000 for the first nine months of 1995.
     In accordance with the partnership agreement, certain operating expenses are reimbursable to the General Partner. The General Partner's reimbursement of such expenses totaled $49,000 for communications and administrative services performed on behalf of the Partnership during the first nine months of 1995.
     An affiliate of the General Partner earned a normal and customary fee of $5,000 from the money market mutual funds in which the Partnership made its interim cash investments during the first nine months of 1995.
     LaSalle Advisors Limited Partnership ("LaSalle") is the Partnership's advisor and is compensated for its advisory services directly by the General Partner. LaSalle is reimbursed by the Partnership for certain operating expenses pursuant to its contract with the Partnership to provide real estate advisory, accounting and other related services to the Partnership. LaSalle's reimbursement for such expenses during the first nine months of 1995 totaled $60,000.

NOTE 2 - SUBSEQUENT EVENT

The Partnership declared a quarterly cash distribution of $.47 per unit to Limited Partners of the Partnership as of the close of business on September 30, 1995, the record date. The distribution totals $365,000 and represents cash available for distribution from operations for the period July 1, 1995 through September 30, 1995. The Limited Partners will receive $361,000, and the General Partner will receive $4,000.
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